Exhibit 99.1

Corrected Transcript

10-Feb-2026

Diodes, Inc. (DIOD)

Q4 2025 Earnings Call

CORPORATE PARTICIPANTS

Leanne K. Sievers

President-Investor Relations & Public Relations, Shelton Group

Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

Brett R. Whitmire

Chief Financial Officer, Diodes, Inc.

Emily Yang

Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.

OTHER PARTICIPANTS

David Williams

Analyst, The Benchmark Co. LLC

William Stein

Analyst, Truist Securities, Inc.

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MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, everyone, and welcome to Diodes Incorporated's Fourth Quarter and Full Year 2025 Financial Results Conference Call. At this time, all participants are in a listen-only mode. At the conclusion of today's conference call, instructions will be given for the question-and-answer session. [Operator Instructions] As a reminder, this conference call is being recorded today, Tuesday, February 10, 2026.

I would now like to turn the conference call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Leanne K. Sievers

President-Investor Relations & Public Relations, Shelton Group

Good afternoon and welcome to Diodes' fourth quarter 2025 financial results conference call. I'm Leanne Sievers, President of Shelton Group, Diodes' Investor Relations firm. Joining us today are Diodes' President and CEO, Gary Yu; CFO, Brett Whitmire; Senior Vice President of Worldwide Sales and Marketing, Emily Yang; and Vice President of Marketing and Investor relations, Gurmeet Dhaliwal.

I'd like to remind our listeners that the results announced today are preliminary, as they are subject to the company finalizing its closing procedures and customary quarterly review by the company's independent registered public accounting firm. As such, these results are unaudited and subject to revision until the company files its Form 10-K for its year ended December 31, 2025.

In addition, management's prepared remarks contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussions of risks and uncertainties in the company's filings with the Securities and Exchange Commission, including Form 10-K and 10-Q.

In addition, any projections as to the company's future performance represent management's estimates as of today, February 10, 2026. Diodes assumes no obligation to update these projections in the future, as market conditions may or may not change, except to the extent required by applicable law.

Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the company's press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the company's press release and management statements during the conference call, we refer to net income attributable to common stockholders as GAAP net income.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

And now I'll turn the call over to Diodes' President and CEO, Gary Yu. Gary, please go ahead.

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Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

Welcome, everyone, and thank you for joining us on today's conference call. As announced in our press release earlier today, we ended 2025 with fourth quarter revenue growing 15% year-over-year and 13% for the full year, which is the highest level of annual growth since 2021. Additionally, this quarter represents the fourth consecutive quarter of double-digit growth year-over-year, further highlighting the success of Diodes' design win initiatives and content expansion over the past year. We have continued to see demand improvement across our target market and geographies with the most significant growth for the full year driven by a 25% increase in the computing market, primarily for AI server-related applications as well as double-digit increase in our automotive and industrial end markets.

Also, during the quarter, we began to realize initial improvements in gross margin as product mix benefitted from growth in the automotive market, which increased 6% sequentially and 24% year-over-year. We also remain focused on increasing manufacturing efficiency and minimized underloading cost over the next few quarters to further drive future margin expansion. As we look to the coming quarter, we anticipate extending our success by delivering above seasonal revenue results and our fifth consecutive quarter of double-digit year-over-year growth.

As we look back over this past year and the progress Diodes has made, I want to take this opportunity to discuss my specific near-term financial target after having been in the role of President and CEO for the past two quarters. After reaching $1 billion in revenue in 2017, our next $1 billion goal is to reach $2.5 billion in revenue and $1 billion in gross profit, or 40% in gross margin. I want to emphasize that we remain committed to achieving these long-term goals.

In order to help our investor track our progress toward these goals, today I'm introducing three-year interim financial targets, which include achieving $2 billion in annual revenue with approximately $700 million in gross profit, or 35% plus in gross margin. This equates to a revenue CAGR of 10.5% and a 15% CAGR on gross profit dollars. Most notable, when taking into account our improved cost structure, we are expecting to deliver over $4 in non-GAAP EPS, which equals to a 50% CAGR over that three-year period. This interim goal highlights the strong operating leverage in Diodes’ financial model and the ability to generate significant earnings, power and cash flow on each incremental dollar of revenue growth.

As mentioned earlier in my remarks, we continue to prioritize product mix improvements by focusing our sales effort and R&D dollars on our three key focus areas of automotive, industrial and computing for AI-related server applications. Content expansion, design win momentum and new product introductions will continue to be the cornerstones of our growth initiative combined with increasing manufacturing and cost efficiency to drive margin expansion.

With that, let me now turn the call over to Brett to discuss our fourth quarter and full year financial results as well as our first quarter guidance in more detail.

Brett R. Whitmire

Chief Financial Officer, Diodes, Inc.

Thanks, Gary; and good afternoon, everyone. Revenue for the fourth quarter of 2025 was $391.6 million, an increase of 15.4% over $339.3 million in the fourth quarter 2024 and essentially flat compared to $392.2 million in the third quarter 2025. Full year 2025 revenue increased 13% to $1.5 billion compared to $1.3 billion in 2024.

Gross profit for the fourth quarter was $121.9 million, or 31.1% of revenue, compared to $110.9 million, or 32.7%

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of revenue, in the prior year quarter and $120.5 million, or 30.7% of revenue, in the prior quarter. For the full year, GAAP gross profit was $462.4 million, or 31.3% of revenue, compared to $435.9 million, or 33.2% of revenue, in 2024.

GAAP operating expenses for the fourth quarter were $108.7 million, or 27.8% of revenue, and on a non-GAAP basis were $104 million, or 26.6% of revenue, which excludes $4.7 million amortization of acquisition-related intangible asset cost. This compares to GAAP operating expenses in the fourth quarter 2024 of $99 million, or 29.2% of revenue, and $108.9 million, or 27.8% of revenue, in the prior quarter. Non-GAAP operating expenses in the prior quarter were $103.1 million, or 26.3% of revenue.

Total other income amounted to approximately $1.3 million for the quarter, consisting of $7 million in interest income, $2.9 million in foreign currency losses, $1.3 million in interest expense, $1.6 million loss on investment, and $0.1 million in other income. Income before taxes and non-controlling interest in the fourth quarter 2025 was

$14.5 million compared to income of $12.3 million in the prior year period and $19 million in the previous quarter.

Turning to income taxes. Our effective income tax rate for the fourth quarter was approximately 14.9%. For the full year 2025, the tax rate was approximately 17.6%. For 2026, we continue to expect the tax rate for the full year to remain at approximately 18%, plus or minus 3%.

GAAP net income for the fourth quarter was $10.2 million, or $0.22 per diluted share, compared to net income of

$8.2 million, or $0.18 per diluted share, in the prior year quarter, and net income of $14.3 million, or $0.31 per diluted share, last quarter. Full year GAAP net income was $66.1 million, or $1.43 per diluted share, compared to

$44 million, or $0.95 per diluted share, in 2024. The share count used to compute GAAP income per share for the fourth quarter 2025 was 46.3 million shares and 46.4 million for the full year.

Non-GAAP adjusted net income in the fourth quarter was $15.7 million, or $0.34 per diluted share, which excluded, net of tax, $3.9 million of acquisition-related intangible asset cost and $1.6 million of loss on investment. This compares to non-GAAP adjusted net income of $12.5 million, or $0.27 per diluted share, in the fourth quarter 2024 and $17.2 million, or $0.37 per diluted share, in the prior quarter. For the full year, non-GAAP adjusted net income was $56.7 million, or $1.22 per diluted share, as compared to $61 million, or $1.31 per diluted share, in 2024.

Excluding non-cash, share-based compensation expense of $5.3 million for the fourth quarter, net of tax, both GAAP net income and non-GAAP adjusted net income would have increased by $0.12 per share. For the full year, excluding GAAP and non-GAAP non-cash, share based compensation expense of $20.3 million, net of tax, GAAP and non-GAAP diluted earnings per share would have improved by $0.44 per share.

EBITDA for the fourth quarter was $41.9 million, or 10.7% of revenue, compared to $40.7 million, or 12% of revenue, in the prior year period and $46.6 million, or 11.9% of revenue, in the prior quarter. For the full year, EBITDA was $199.2 million, or 13.4% of revenue, compared to $177.1 million, or 13.5% of revenue, in 2024.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provides additional details.

Cash flow provided by operations was $38.1 million for the fourth quarter. Free cash flow was $12.4 million, which included $25.7 million of capital expenditures. Net cash flow was a negative $9.7 million, which includes $23.8 million that was returned to our shareholders by executing on our previously announced $100 million stock

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buyback program. The objective of our share repurchase program is to return excess capital to shareholders, while partially offsetting the dilutive impact of shares issued under our equity incentive plans.

For the full year, cash flow provided by operations was $215.5 million, an increase of $96.1 million compared to

$119 million last year. Free cash flow in 2025 was $137.2 million, which included $78.4 million of capital expenditures. This represents a $90.8 million increase over the $46.4 million in 2024. And net cash flow for the full year was a positive $57.6 million, which includes $33.8 million for the stock buyback program compared to a negative $3.8 million in net cash flow last year. I'd also like to point out that our free cash flow per share increased threefold to $2.95 per share in 2025 from $1 per share in 2024.

Turning to the balance sheet. At the end of fourth quarter, cash, cash equivalents, restricted cash plus short-term investments totaled approximately $382 million. Working capital was approximately $879 million and total debt, including long-term and short-term, was approximately $56 million.

In terms of inventory, at the end of fourth quarter, total inventory days were approximately 161 as compared to 162 last quarter. Finished goods inventory days were 59 compared to 62 last quarter. Total inventory dollars increased $600,000 from the prior quarter to $471.5 million, consisting of a $2.1 million increase in work-in-process, a $1.2 million increase in raw materials and a $2.7 million decrease in finished goods.

Capital expenditures on a cash basis were $25.7 million for the fourth quarter, or 6.6% of revenue, and $78.4 million, or 5.3% of revenue, for the full year, both of which were within our targeted annualized range of 5% to 9% of revenue.

Now turning to our outlook. For the first quarter 2026, we expect revenue to be approximately $395 million, plus or minus 3%. At the midpoint, this represents a 19% increase year-over-year and a slight increase sequentially, which is significantly better than typical seasonality. GAAP gross margin is expected to be 31.5%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 26.5%, plus or minus 1%. We expect net interest income to be approximately $1 million. Our income tax rate is expected to be 18.5%, plus or minus 3%, and shares used to calculate EPS for the first quarter are anticipated to be approximately 46.4 million shares. Not included in these non-GAAP estimates is amortization of $3.9 million after-tax for previous acquisitions.

With that said, I now turn the call over to Emily Yang.

Emily Yang

Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.

Thank you, Brett; and good afternoon. As Gary and Brett mentioned, fourth quarter revenue was up over 15% year-over-year, flat sequentially and at the high end of our guidance, mainly driven by strong demand in Asia, especially in Taiwan for AI server-related computing. Our global POS increased sequentially, led by North America and Europe, followed by Asia. This is a good indication of the overall market recovery in the automotive and industrial markets, and our channel inventory decreased again, both in terms of dollars and weeks, which are now within our normal range of 11 to 14 weeks.

I will also highlight, with the recent supply interruption in the market, we have been strategically supporting key customers on new opportunities and orders, specifically in the automotive and communication markets, while also further extending our design-in momentum across all end markets. Our key focus remains on building a strong win-win partnership with our customers for the long term.

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Looking at global sales in the fourth quarter, Asia represented 78% of the revenue, Europe 12% and North America 10%. In terms of our end markets, industrial was 22% of Diodes' product revenue, automotive 20%, computing 28%, consumer 17%, and communications 13% of product revenue. Our automotive, industrial revenue combined was 42%, which is a 1 percentage point increase compared to last quarter due to stronger demand in Europe.

In 2025, we introduced over 650 new part numbers, which approximately 40% of this specifically for the automotive market where we have increased our addressable content to 239 per vehicle from 213 at the end of 2024 and from 160 at the end of 2023. And our content in the AI server applications this year increased to 103 from 90 last year.

Now let me review the end markets in greater detail. Starting with automotive market, revenue in the quarter grew 6% sequentially and 20% for the full year as the inventory situation and overall demand continue to improve. The good news is we have started to see solid bookings with longer visibility on the orders. Additionally, the supply disruption I mentioned previously is expanding content opportunities for Diodes at key automotive customers.

During the quarter, we broadened our content and deepened our design-in momentum across all focus areas, including connected driving, comfort, style, safety and electrification. Diodes level shifter gained broadened adoption in in-vehicle infotainment, ADAS and Zonal Control Unit platforms, while our timing solutions saw additional design wins from PCI Express clock generators, buffers and low voltage crystal oscillators supporting high speed ADAS modules. Complementing this momentum, our USB power delivery controllers and DC/DC converters continue to see strong traction across infotainment, charging interfaces, and body electronics, while our hall effect sensors expanded into new applications, including eLatches, steering locks, and cooling fans.

In lighting and motor control applications, we achieved significant wins for multi-channel LED drivers across several next-generation lighting programs. Demand for our current monitor remains strong in comfort-focused motor systems, such as power seats and power windows, while our LDO solutions continue to trend in wireless charging and ADAS-related subsystems. Our bipolar junction transistors portfolio also gained momentum with new program wins, supporting actuators and millimeter-wave radar systems.

Turning to the industrial market. Revenue in the quarter was flat sequentially, but increased 13% for the full year. Similar to the automotive market, the inventory situation continues to improve. We're beginning to see overall demand visibility and backlog improvement and are seeing more rush orders than ever before, which is further indication of the market recovery in 2026.

During the quarter, we saw solid momentum across power, sensing and automation applications. Our LED driver family continues to win designs in traffic signage projects, while current monitor experienced strong demand as power supply unit volumes increased. Diodes' Hall sensors and DC/DC buck converters also maintained steady growth, driven by expanding use in the fan motors and energy meter platforms. Our SBR product family also remained a key enabler in industrial power, with design-ins across power racks as server power manufacturers supporting AI applications.

In energy-related applications, our 1,200 volt Silicon Carbide Schottky Barrier Diodes were designed into next-generation energy storage platforms. Similarly, our gate driver ICs secured new design wins in battery storage inverters, reinforcing our position across industrial electrification and power control infrastructures.

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In the computing market, although revenue was flat sequentially, we saw the strongest growth in this market for the full year, growing 25% over 2024. The highlight in this market continues to be strong demand across multiple product categories, driven by AI server adoption and data center expansion. Diodes I2C repeaters, multipliers and USB switches remain high demand for server and AI-related server platforms from major global customers. Our DDR MUX product line also experienced robust growth as AI server and data center consumers expanded memory bandwidth to support the accelerated AI workloads. We also achieved strong momentum for our PCI Express 5.0/6.0 clock solutions, especially as server and local OEMs migrate to high performance architectures optimized for AI systems.

In connectivity and power, our USB-C source switches with integrated CC controllers, along with our 20-volt low noise LDOs, continued to gain traction, especially in 15-watt USB-C power ports for desktop and docking station applications. Additionally, our low-RON power switches saw increased adoption in data center SSD configurations, while our smart low switches capture multiple design wins for notebook power delivery systems. We also secured several design wins for our SBR products in power delivery adapters for the notebook.

In the consumer market, revenue was down 5% sequentially and up 8% for the full year. During the quarter, our WLED driver gained momentum in the virtual reality headsets, supporting next-generation high brightness display architectures, while our 5-volt OCP switches expanded in USB and HDMI port protection designs as connectivity requirements increased across personal electronics. Also, our bipolar junction transistor portfolio secured new design-ins across home security devices, whereas our discrete switching components remain essential for reliable sensing and control functions.

Lastly, in the communication market, revenue was flat sequentially and up 7% for the full year. We're seeing strong momentum across high-speed connectivities and networking applications, driven by AI infrastructures. Our bidirectional level shifters continue to win designs in smartphones, and our SBR rectifiers are also gaining traction in both smartphones and SSDs. We are also seeing growing demand for our differential crystal oscillators in smart NIC cards and optical modules, targeting next-generation 800-gig/1.6T transceivers, supporting the industrials transition to higher bandwidth network infrastructures. And finally, our USB ReDrivers secured major design wins in the next-generation Wi-Fi routers.

In summary, our focus in 2026 is executing towards our three-year financial targets to drive continuous year-over-year growth momentum and margin expansion. With channel inventory at more normalized level and further signs of recovery in the automotive and industrial market, we expect to see improvements in overall business outlook throughout the year. Additionally, our continued investment in content expansion initiatives targeting our key focus markets of automotive, industrial and computing for AI server related applications should contribute to our future top and bottom line growth.

With that, we now open the floor to questions. Operator?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And our first question today comes from David Williams from Benchmark. Please go ahead with your question.

David Williams Analyst, The Benchmark Co. LLC	Q

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Hey thanks, everyone, and congrats on the really solid results here and the better outlook.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Thank you, David.

David Williams Analyst, The Benchmark Co. LLC	Q

Yeah. I guess, maybe first, Gary, you gave some pretty aggressive targets there that you've outlined. Can you kind of maybe walk us through the puts and takes and maybe how you see getting there, maybe stepping through the trajectory would be helpful. Thank you.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Yes. And David, I think that's a very good question. First, I really want to emphasize again, we're still committed to achieving the $1 billion GP long-term goal, right. And I do believe since the market is still kind of dynamic and the interim target of a $2 billion revenue is an important milestone for investors to understand and modeling how and when we are going to achieve our long-term $1 billion GP target. So, as in my speech, continuing to drive it and gaining share in the three key end market segments like automotive, industrial and AI server related applications and also continuing to improve cost structure and product mix enhancement. And the $2 billion represents 10.5% CAGR, which is about like $700 million gross profit, it's about like 15% CAGR. And the 35%-and-plus GP percent will deliver $4 EPS, which is equivalent probably 50% CAGR for the three-year period. And also to make this happen, we are talking about a more than 45% GP flow-through for any incremental dollar contributed to our revenue. And that's very important.

David Williams Analyst, The Benchmark Co. LLC	Q

That's very helpful. So, I guess, from the gross margin standpoint, very nice fall-through. Is that simply just the leverage or are you seeing some of the operational efficiencies that you've kind of worked on the last several quarters or through the downturn? Is that really beginning to flow through? And then how should we think about the cadence of that gross margin improvement?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Well, actually, that's a very good question too because we have been working a lot to improve our cost structure, including improving the manufacturing efficiency and the product mix improvement. And then most importantly, we bring the revenue up. And that's going to try to help our underloading issue in our manufacturing currently.

David Williams Analyst, The Benchmark Co. LLC	Q

Great. And just one more, if I may. Just if you kind of think about the growth trajectory through the year, how should we kind of think about that for the full year?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

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Well, we usually don't talk about the full year, but I got a good feeling of the market demand getting much better this year, right, especially on the key segments that we're focusing on. And as we continue to drive this kind of initiative, including product mix improvement and pushing more cost reduction and manufacturing efficiency, as well as to continue qualify in the PC and our process product [indiscernible] (00:31:07). And this will help minimize underloading cost impact. So, overall, the margin improvement for 2026 to me is very promising.

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Yeah. I think, David, let me just add a little bit, right. So, if you look at the Q1 guidance, we actually guided a 19% year-over-year growth, right. So, even we don't really guide a whole year guidance, we usually say, hey, usual seasonality, if you just plug in the usual seasonality, it kind of would give you a good estimate for the year, right. So, I think you can use that as a reference.

David Williams Analyst, The Benchmark Co. LLC	Q

Great. Thanks so much.

Operator: And our next question comes from William Stein from Truist Securities. Please go ahead with your question.

William Stein Analyst, Truist Securities, Inc.	Q

Great. Thanks for taking my questions and congrats on the good results. Regarding the new targets, I think you said that's a three-year target. So, should we contemplate this interim goal as something you plan to achieve in calendar 2028?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Yeah. Definitely yes. This is why we committed to the board and also committed to the Street.

William Stein Analyst, Truist Securities, Inc.	Q

Great. And a couple of others, if I can. The delta between your current gross margins and the target that you laid out today, should we think about the majority of that as getting through underutilization charges? Like, is that the major driver of this? I think you highlighted a 45% drop-through. That doesn't sound like it's sort of normal operating leverage. It sounds like it's an underutilization charge going away. Is that the way we should think about that dynamic from here through 2028?

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Yeah. Definitely. Underload charge is going to be the key factor for our GP percentage. But that's not only thing we want to improve, right. Not only the underloading charge, but also we want to improve the product mix enhancement and also want a concentrated focus on high margin segments like automotive, industrial and AI-related servers, altogether will contribute more GP dollars and GP percent.

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William Stein Analyst, Truist Securities, Inc.	Q

And one if I can. You have these manufacturing services agreements that I think are coming to an end this year or maybe they're just diminishing. If you can clarify that for us and help us prepare for any changes that might cause either positive or negative to profitability. Thank you.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Yes. And your assumption is correct. And we cannot disclose too much detail about that for this year. And that's the reason we try to continue reporting our product and process into the manufacturing our GFAB and SPFAB. And so far, the progress is quite promising. And we do see quite a few in key customers already adopted the product produced from those two wafer fabs. And I will say probably starting from next year, you're going to see the benefit contributing to our GP percent from those two wafer fabs.

William Stein Analyst, Truist Securities, Inc.	Q

Thank you.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Thank you.

Operator: [Operator Instructions] And we do have a follow-up question from David Williams from Benchmark. Please go ahead with your follow-up.

David Williams Analyst, The Benchmark Co. LLC	Q

Hey, thanks for letting me jump back in here.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

You're always welcome.

David Williams Analyst, The Benchmark Co. LLC	Q

Well, you were so efficient answering my first questions, I figured I should throw in a couple more. But maybe just on the opportunity within Nexperia or the customer that you discussed earlier. Can you maybe size the magnitude of that? And then I know that has historically been lower margin business. Can you talk maybe about what you're doing to help stabilize the margin and not see the pressure here that you would typically see with that business?

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Yeah. So, David, this is Emily, right. So I mentioned this before, any time there's supply interruption, market strategic change direction or anything, it's always favorable for Diodes, right. So, definitely we're not interested to pick up a lot of the commodity business and stuff like that, but we actually use the opportunity to work with the customer to really deepen the relationship and make it really, I would say, beneficial long term for both of the

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companies, right. So, that's pretty much the approach we're taking. So, we are using the opportunity to expand our overall portfolio as well as our present position.

David Williams Analyst, The Benchmark Co. LLC	Q

And just one last one, just kind of thinking about the lunar holiday coming up in Asia. I know that that typically drives some seasonality. Are you sidestepping that or are you just not seeing the impact or maybe talking about anything you're doing there to offset that typical weakness?

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Yeah. Chinese New Year is pretty standard, right. Definitely, there's going to be some shutdowns and at some of the customers as well as taking the break, right. So, we actually included all this estimates into our number. But like I mentioned, we're definitely seeing really strong backlog, really strong bookings, strong book-to-bill ratio and everything. So, that's the reason we actually guided a very strong Q1 estimate guidance to the Street. So, like I said, right, we're seeing a lot of recovery in the market, which is a very good indication of the recovery.

David Williams Analyst, The Benchmark Co. LLC	Q

Thanks for the help [indiscernible] (00:37:01) and congrats once again.

Emily Yang Senior Vice President-Worldwide Sales & Marketing, Diodes, Inc.	A

Thank you.

Gary Yu President, Chief Executive Officer & Director, Diodes, Inc.	A

Thanks, David.

Operator: And ladies and gentlemen, at this time, we'll be concluding today's question-and-answer session. I'd like to turn the floor back over to the management team for any closing remarks.

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Gary Yu

President, Chief Executive Officer & Director, Diodes, Inc.

Thank you, everyone, for participating on today's call. We look forward to reporting our progress on next quarter's conference call. Operator, you may now disconnect.

Operator: And ladies and gentlemen, we will conclude today's conference call and presentation. We thank you for joining. You may now disconnect your lines.

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